As filed with the Securities and Exchange Commission on August 15, 2023

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

AMPIO PHARMACEUTICALS, INC.

(Exact name of Registrant as specified in its charter)

Delaware	26-0179592
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

9800 Mount Pyramid Court, Suite 400
Englewood, Colorado	80112
(Address of Principal Executive Offices)	(Zip Code)

Ampio Pharmaceuticals, Inc.

2023 Stock and Incentive Plan

(Full title of the plan)

Michael A. Martino

Chief Executive Officer

Ampio Pharmaceuticals, Inc.

9800 Mount Pyramid Court, Suite 400

Englewood, Colorado 80112

(Name and address of agent for service)

(720) 437-6500

(Telephone number, including area code, of agent for service)

With copy to:

April Hamlin

Ballard Spahr LLP

2000 IDS Center

80 South 8th Street

Minneapolis, MN 55402

(612) 371-3211

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.:

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer 🗹	Smaller reporting company 🗹	Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

On July 27, 2023, the stockholders of Ampio Pharmaceuticals, Inc. (the “Company”) approved the Ampio Pharmaceuticals, Inc. 2023 Stock and Incentive Plan (the “2023 Plan”). As provided in the 2023 Plan, 1,200,000 shares of the Company’s common stock, $0.0001 par value per share (the “Common Stock”), are available for issuance thereunder. The purpose of this Registration Statement on Form S-8 (the “Registration Statement) is to register an aggregate of 1,200,000 shares of Common Stock.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

The following documents filed by the Company with the Securities and Exchange Commission are hereby incorporated by reference:

(a)	The Annual Report on Form 10-K for the fiscal year ended December 31, 2022, filed on March 27, 2023 and Amendment No. 1 to Annual Report on Form 10-K filed on April 28, 2023;

(b)	The portions of the definitive proxy statement on Schedule 14A filed on June 14, 2023 and the definitive additional proxy materials filed on July 13, 2023 for the Company’s 2023 Annual Meeting of Stockholders held on July 27, 2023 that are incorporated by reference into the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022;

(c)	The Quarterly Report on Form 10-Q for the quarter ended March 31, 2023, filed on May 8, 2023 and the Quarterly Report on Form 10-Q for the quarter ended June 30, 2023, filed on August 8, 2023;

(d)	The Current Reports on Form 8-K filed (but not furnished) on January 17, 2023, March 7, 2023, March 13, 2023, April 18, 2023, May 26, 2023, July 5, 2023 and August 1, 2023; and

(e)	The description of the Company’s common stock contained in Exhibit 4.5 to the Company’s Annual Report on Form 10-K (No. 001-35182) for the fiscal year ended December 31, 2019, filed with the Commission on February 21, 2020, including any amendment or report filed for the purpose of updating such description.

All documents subsequently filed (but not furnished) by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the completion or termination of this offering of shares of Common Stock will be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of these documents.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

The Company is a corporate organized under the laws of the State of Delaware and is subject to the Delaware General Corporation Law (“DGCL”).

Article IX of the Company’s Certificate of Incorporation provides that, to the fullest extent permitted by the DGCL, a director of the Company shall not be liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director.

Section 145 of the DGCL permits a corporation to indemnify any director, officer, employee or agent of the corporation against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with any action, suit or proceeding brought by reason of the fact that such person is or was a director or officer of the corporation, if such person acted in good faith and in a manner that he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, if he or she had no reason to believe his or her conduct was unlawful. A similar standard is applicable in the case of actions brought by or on behalf of the corporation (i.e., derivative actions), except that indemnification only extends to expenses (including attorneys’ fees) actually and reasonably incurred in connection with the defense or settlement of such action, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation’s certificate of incorporation, bylaws, disinterested director vote, stockholder vote, agreement or otherwise.

Article IX of the Company’s Certificate of Incorporation requires the Company to indemnify, in the manner and to the fullest extent permitted by the DGCL, any person (or the estate of any person) who is or was a party to, or is threatened to be made a party to, any threatened, pending or completed action, suit or proceeding, by reason of the fact that such person is or was a director or officer of the Company, or is or was serving at the request of the Corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise.

Further, Article XI of the Company’s bylaws requires the Company to indemnify its present and former directors and executive officers (as that term is defined in Rule 3b-7 of the Securities and Exchange Act of 1934, as amended) for such expenses and liabilities, in such manner, under such circumstances, and to the fullest extent, as required or permitted by the DGCL, as in effect from time to time. The Company has the right to modify the indemnification provided for in the Company’s bylaws by individual contracts with its directors and executive officers. Additionally, the Company’s bylaws provide that the Company shall not be required to indemnify any director or executive officer in connection with any proceeding (or part thereof) initiated by such person unless (i) such indemnification is expressly required to be made by law, (ii) the proceeding was authorized by the Board of Directors of the Company, (iii) such indemnification is provided by the Company, in its sole discretion, pursuant to the powers vested in the Company under the DGCL or any other applicable law or (iv) such indemnification is required to be made pursuant to the enforcement provisions of the Company’s bylaws.

The Company’s bylaws also authorize the Board, in its discretion, to pay the expenses of any such action in advance of the final disposition of such action upon a written undertaking by such indemnitee to repay such amounts if it shall ultimately be determined that he or she is not entitled to indemnification under the standard set by the DGCL and the Company’s bylaws.

The Company has entered into indemnification agreements with each of its directors and executive officers. The indemnification agreements provide indemnification to each director or executive officer, or the Indemnitee, against all expenses, judgments, penalties, fines and amounts paid in settlement actually and reasonably incurred by the Indemnitee, or on his or her behalf if the Indemnitee is, or is threatened to be made, a party to or participant in any proceeding related to his or her status as a director and/or executive officer of the Company, as long as the Indemnitee acted in good faith and in a manner the Indemnitee reasonably believed to be in or not opposed to the best interests of the Company, and with respect to any criminal proceeding, had no reasonable cause to believe the Indemnitee’s conduct was unlawful. For proceedings by or in the right of the Company, indemnification is provided as set forth above; provided, however, if applicable law so provides, no indemnification against such expenses will be made in respect of any claim, issue or matter in such proceeding as to which Indemnitee shall have been adjudged to be liable to the Registrant unless and to the extent that the Court of Chancery of the State of Delaware shall determine that such indemnification may be made.

The Company also maintains a director and officer liability insurance policy.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Exhibit No.	Description of Document
4.1	Certificate of Incorporation of Chay Enterprises, Inc. (n/k/a Ampio Pharmaceuticals, Inc.) (incorporated by reference to Exhibit 3.3 to the Current Report on Form 8-K filed March 30, 2010).
4.1(a)	Certificate of Amendment to Certificate of Incorporation of Ampio Pharmaceuticals, Inc. (f/k/a Chay Enterprises, Inc.) (incorporated by reference to Exhibit 3.4 to the Current Report on Form 8-K filed March 30, 2010).
4.1(b)	Certificate of Amendment to Certificate of Incorporation of Ampio Pharmaceuticals, Inc. (incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K filed December 18, 2019).
4.1(c)	Certificate of Amendment to Certificate of Incorporation of Ampio Pharmaceuticals, Inc. dated November 8, 2022 (incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K filed November 9, 2022).
4.2	Bylaws of Ampio Pharmaceuticals, Inc., as amended (incorporated by reference to Exhibit 3.1 to the Quarterly Report on Form 10-Q for the quarter ended September 30, 2018 filed November 14, 2018).
5.1	Opinion of Ballard Spahr LLP.
10.1*	Ampio Pharmaceuticals, Inc. 2023 Stock and Incentive Plan approved by stockholders on July 27, 2023 (incorporated by reference to Exhibit 10.1 to Current Report on Form 8-K filed August 1, 2023).
23.1	Consent of Ballard Spahr LLP (included in Exhibit 5.1).
23.2	Consent of Moss Adams LLP, Independent Registered Public Accounting Firm.
24.1	Power of Attorney (included on signature page hereto).
107.1	Filing Fee Table.

*	Indicates management contract or compensatory plan or arrangement.

Item 9.	Undertakings.

(a)            The undersigned registrant hereby undertakes:

(1)            To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)  To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that the undertakings set forth in paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

(2)            That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)            To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)            The undersigned registrant hereby undertakes that, for purposes of determining liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)            Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Englewood, State of Colorado, on August 15, 2023.

AMPIO PHARMACEUTICALS, INC.

/s/ Michael A. Martino
Michael A. Martino
Chief Executive Officer

POWER OF ATTORNEY

The undersigned officers and directors of Ampio Pharmaceuticals, Inc. hereby constitute and appoint Michael A. Martino and Daniel G. Stokely, each acting alone, with power to act as our true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for us and in our stead, in any and all capacities to sign any and all amendments (including post-effective amendments) to this Registration Statement and all documents relating thereto, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing necessary or advisable to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities indicated on August 15, 2023.

Signature	Title

/s/ Michael A. Martino	Chief Executive Officer (principal executive
Michael A. Martino	officer) and Director

/s/ Daniel G. Stokely	Chief Financial Officer
Daniel G. Stokely	(principal financial and accounting officer)

/s/ David R. Stevens	Director
David R. Stevens

/s/ J. Kevin Buchi	Director
J. Kevin Buchi

/s/ Elizabeth Varki Jobes	Director
Elizabeth Varki Jobes